PRESS RELEASE

FOR:      STRATASYS, INC.

CONTACT:    Shane Glenn, Director of Investor Relations
(952) 294-3416, sglenn@stratasys.com
Tom Stenoien, Chief Financial Officer
(952) 937-3000 www.Stratasys.com

FOR IMMEDIATE RELEASE
STRATASYS REPORTS RECORD THIRD QUARTER REVENUE AND EARNINGS

Company increases financial guidance for fiscal 2004

- - - - -
MINNEAPOLIS, Oct. 28, 2004 - Stratasys, Inc. (Nasdaq: SSYS) today announced the highest third quarter revenue and earnings in the company’s history.

Revenues rose 37% to $17.7 million for the third quarter ended Sept. 30, 2004, over the $12.9 million recorded in the same quarter of the previous year. Operating profit grew 38% to $3.6 million for the third quarter compared with $2.6 million for the third quarter of 2003. Net income grew to $2.5 million, or $0.24 per diluted share, for the third quarter, compared with net income of $2.0 million, or $0.20 per diluted share, for the same period in 2003. Total system shipments increased 33% to 246 units from 185 units in the third quarter of 2003.

Revenues grew 43% to $50.9 million for the first nine months ended Sept. 30, 2004 compared with revenues of $35.7 million for the same nine-month period of 2003. Operating profit grew 64% to $9.9 million for the first nine months of 2004 compared with $6.0 million for the same nine-month period of the prior year. Net income rose to $6.8 million or $0.64 per diluted share, for the first nine months of 2004, compared with $4.6 million or $0.49 per share, for the same nine-month period in 2003. Total system shipments increased 76% to 818 units for the first nine months of 2004 compared with 465 units for the comparable period of 2003. Specifically, shipments of both Dimension and Titan Platform systems doubled during the first nine months of 2004 compared with the same period of 2003.

Due to better-than-anticipated financial performance during the quarter, combined with the outlook for the remainder of 2004, Stratasys increased financial guidance for the fiscal year ending Dec. 31, 2004. The company anticipates revenue to be in the range of $67 million to $69 million for 2004, up from the range of $65 million to $68 million previously stated by the company. Stratasys expects earnings per share (EPS) to be between $0.86 and $0.90 for fiscal 2004, up from the previous range of $0.83 to $0.90.

Record financial performance continues to be driven by the company’s execution of its product continuum strategy related to delivering products and services that meet customer needs across the complete market spectrum.

“Strong end user demand worldwide for our family of 3D printers and rapid prototyping systems, as well as strong sales from consumables and maintenance, have generated another successful quarter for Stratasys,” said Scott Crump, chairman and chief executive officer of Stratasys. “The success of our Dimension demo and Dimension University programs contributed to record third quarter performance, with Dimension sales to end users now on track to exceed our 2004 expectations.

“The vast majority of our resellers worldwide have now attended our Dimension University program as we continue to make resellers significantly more productive and increase sales per reseller through expanded training. Our network of resellers continues to help the company expand the 3D printing marketplace, securing sales across multiple industries.

“To further support resellers and continue sales momentum in the education market, we launched a global design and 3D printing contest for high school and secondary students during the third quarter. This contest furthers our goal of making 3D printing a standard part of the design process for tomorrow’s engineers, artists and inventors.

“We believe our family of 3D printers - which are priced as low as $24,900 and output prototype parts of real production plastic directly from computer-aided-design (CAD) systems at engineers’ desktops - are redefining a rapidly expanding 3D printing market and address a market universe of more than five million CAD stations. We believe a market exists for more than 500,000 3D printers at the right price.
“We also experienced increased sales of our FDM productivity systems during the third quarter, especially within our offering of Titan Platform systems, and we believe we offer customers the best price-performance in the industry. As the global economy continues to improve and expand, we believe this growth trend will continue.

“Overall, we believe we are positioned for record sales and profits in 2004 as we continue to innovate and expand our product continuum; and given the current outlook, we believe we will experience 18 to 25 percent sales growth in 2005 and a higher corresponding growth rate in earnings,” Crump concluded.

The company will hold a conference call to discuss third quarter 2004 financial results on Oct. 28, 2004 at 8:30 a.m. Eastern Time. To access the call, dial 800-795-1259 (or 785-832-2422 internationally). The conference I.D. is “Stratasys.” A recording of the call will be available for two weeks after the call. To access the recording, dial 800-938-0996 (or 402-220-1540 internationally).

About Stratasys, Inc.
Stratasys, Inc. is a worldwide provider of office prototyping and 3D printing solutions. The company manufactures rapid prototyping (RP) and 3D printing systems for the automotive, aerospace, industrial, recreational, electronic, medical, consumer products OEM, and education markets. The company’s patented Fused Deposition Modeling (FDM) rapid prototyping processes create precision three-dimensional plastic and wax prototyping parts directly from 3D computer-aided-design (CAD) systems. Stratasys holds more than 110 granted and pending patents worldwide focused on rapid prototyping. According to Wohlers Report 2004, Stratasys is the RP market unit leader with 37 percent of all RP systems shipped worldwide in 2003. The company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020, and on the Web at www.Stratasys.com and www.Dimensionprinting.com.

(Financial Tables follow)

All statements herein that are not historical facts or that include such words as “expect”, “anticipates”, “project”, “estimates” or “believe” or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension BSTTM, Dimension SSTTM, Prodigy Plus, FDM MaxumTM, TripletsTM, FDM VantageTM, and TitanTM product lines; the size of the 3D Printing market; our ability to penetrate the 3D Printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Eden; and the other risks detailed from time to time in our SEC Reports, including the reports on Form 10-Q for the quarters ended March 31 and June 30, 2004 and on Form 10-K for the year ended December 31, 2003.

This release is also available on the Stratasys Website at www.Stratasys.com.

STRATASYS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$51,630,812	$44,544,341
Short-term investments	668,933	950,000
Accounts receivable, less allowance for returns and
doubtful accounts of $1,491,647 in 2004 and $767,367 in 2003	16,109,973	15,788,095
Inventories	8,738,441	6,423,658
Net investment in sales-type leases	1,030,677	398,207
Prepaid expenses	2,229,074	2,809,541
Deferred income taxes	146,000	146,000
Total current assets	80,553,910	71,059,842

Property and equipment, net	9,878,854	6,544,663

Other assets
Intangible assets, net	3,379,559	2,496,593
Net investment in sales-type leases	2,252,664	888,367
Deferred income taxes	2,124,000	2,124,000
Long-term investments	1,005,000	625,000
Other	146,616	361,761
	8,907,839	6,495,721

	$99,340,603	$84,100,226

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Notes payable	$204,755	$-
Accounts payable and other current liabilities	9,754,834	4,940,055
Unearned maintenance revenue	7,270,302	5,263,962
Total current liabilities	17,229,891	10,204,017

Notes payable, less current portion	136,202

Stockholders' equity
Common Stock, $.01 par value, authorized 15,000,000
shares, issued 12,171,245 shares in 2004 and
12,028,320 shares in 2003	121,712	120,283
Capital in excess of par value	71,202,905	69,924,093
Retained earnings	17,895,160	11,063,902
Accumulated other comprehensive loss	(49,126)	(41,274)
Less cost of treasury stock, 1,770,026 shares in 2004
and 1,768,856 shares in 2003	(7,196,141)	(7,170,795)
Total stockholders' equity	81,974,510	73,896,209

	$99,340,603	$84,100,226

STRATASYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Sales	$17,721,182	$12,898,673	$50,883,005	$35,650,075

Cost of goods sold	7,277,003	4,417,305	20,253,138	12,395,612

Gross profit	10,444,179	8,481,368	30,629,867	23,254,463

Costs and expenses
Research and development	1,298,006	1,288,621	3,989,402	3,784,219
Selling, general and administrative	5,544,728	4,590,948	16,742,392	13,421,645
	6,842,734	5,879,569	20,731,794	17,205,864

Operating income	3,601,445	2,601,799	9,898,073	6,048,599

Other income (expense)
Interest income	190,888	52,583	427,119	128,835
Interest expense	(11,510)	(40,558)	(11,510)	(122,846)
Other	29,900	(18,067)	(41,113)	87,973
	209,278	(6,042)	374,496	93,962

Income before income taxes	3,810,723	2,595,757	10,272,569	6,142,561

Income taxes	1,276,592	610,440	3,441,311	1,497,141

Net income	$2,534,131	$1,985,317	$6,831,258	$4,645,420

Earnings per common share
Basic	$0.24	$0.21	$0.66	$0.54
Diluted	$0.24	$0.20	$0.64	$0.49

Weighted average number of common
shares outstanding
Basic	10,374,686	9,359,177	10,326,113	8,652,744
Diluted	10,752,647	9,986,313	10,726,411	9,454,856

COMPREHENSIVE INCOME

Net income	$2,534,131	$1,985,317	$6,831,258	$4,645,420

Other comprehensive loss
Foreign currency translation adjustment	22,354	(4,578)	(7,852)	(27,312)

Comprehensive income	$2,556,485	$1,980,739	$6,823,406	$4,618,108